                                                Filed Pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-69354

                 PROSPECTUS SUPPLEMENT NO. 1 DATED MARCH 5, 2002
                       TO PROSPECTUS DATED OCTOBER 4, 2001

                                  DIVINE, INC.


                              CLASS A COMMON STOCK

         This prospectus supplement adds to or supersedes similar information contained in that certain prospectus of divine, inc., dated October 4, 2001, as amended and supplemented from time to time. The prospectus covers 17,396,007 shares of our class A common stock we issued in connection with our acquisition of the stock we did not already own in Emicom Group, Inc. and common stock we issued to a former stockholder of Parlano, Inc. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

         The table of selling stockholders contained in the prospectus under the caption Selling Stockholders is modified by removing the stockholdings of Berman Kalmbach Partners LLC and adding the following persons as selling stockholders in connection with a distribution of shares by Berman Kalmbach Partners LLC to the selling stockholders. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale. The selling stockholders reserve the right to accept or reject, in whole or in part, any proposed sale of shares.


                                                          TOTAL NUMBER       SHARES     TOTAL NUMBER OF
                                                            OF SHARES        OFFERED   SHARES REMAINING
            NAME                                           BEFORE SALE       HEREBY       AFTER SALE       PERCENT
            ----                                           -----------       ------    ----------------    -------
Alec Berman...............................................   37,942          37,942            0              *
Dalia S. Berman...........................................    3,794           3,794            0              *
Lisa Berman...............................................   37,942          37,942            0              *
Merrill C. Berman ........................................    8,853           8,853            0              *
Andrew Bierig.............................................    7,588           7,588            0              *
Cynthia Brodsky...........................................   37,942          37,942            0              *
Joan B. Burns.............................................    6,324           6,324            0              *
Perry L. Burns............................................   25,295          25,295            0              *
H. Leland Getz............................................   37,942          37,942            0              *
Dohn L. Kalmbach..........................................   58,177          58,177            0              *
John L. Kalmbach..........................................    6,324           6,324            0              *
Peter H. Kalmbach.........................................   25,294          25,294            0              *
Scott L. Kalmbach.........................................   12,647          12,647            0              *
Susan C. Kalmbach.........................................    6,324           6,324            0              *
Tjasa O. Kalmbach.........................................    2,530           2,530            0              *
Valerie S. Kalmbach ......................................   25,295          25,295            0              *
Donald K. Miller..........................................   92,325          92,325            0              *
Lisa R. O'Connor..........................................   17,706          17,706            0              *
Ronnie Taubenfeld.........................................   37,942          37,942            0              *
Laura E. White............................................   17,706          17,706            0              *

--------------------
* Less than 1%.


         This prospectus supplement also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. In addition, this prospectus supplement covers the preferred stock purchase rights that currently trade with our common stock and entitle the holder to purchase additional shares of our common stock under certain circumstances.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this prospectus supplement is March 5, 2002.